Exhibit 16.1

401 Broadhollow Road, 2nd Floor
Melville, New York 11747
Telephone: 631-501-9600
Fax: 631-501-1885

September 10, 2008

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 9, 2008, to be filed by Perfumania Holdings, Inc., the parent company of our former client, Model Reorg, Inc. and Subsidiaries. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP
BDO Seidman, LLP